          =================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                ----------------------


                                       FORM S-8

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                              -------------------------

                                      DQE, INC.
                (Exact name of registrant as specified in its charter)

                         PENNSYLVANIA                  25-1598483
               (State or other jurisdiction of    (I.R.S. Employer
               incorporation or organization)      Indentification No.)


               CHERRINGTON CORPORATE CENTER
               SUITE 100
               500 CHERRINGTON PARKWAY
               CORAOPOLIS, PENNSYLVANIA                     15108-3184
               (Address of principal executive offices)     (Zip Code)


                           PERFORMANCE INCENTIVE PROGRAM FOR
                              DQE, INC. AND SUBSIDIARIES
                               (Full title of the plan)

                                   DIANE S. EISMONT
                                 CORPORATE SECRETARY
                                      DQE, INC.
                            CHERRINGTON CORPORATE CENTER
                                      SUITE 100
                               500 CHERRINGTON PARKWAY
                         CORAOPOLIS, PENNSYLVANIA  15108-3184
                       (Name and address of agent for service)

                                    (412) 393-6080
            (Telephone number, including area code, of agent for service)
                                 --------------------

                           CALCULATION OF REGISTRATION FEE


                                       PROPOSED   PROPOSED
             TITLE OF                  MAXIMUM     MAXIMUM
            SECURITIES    AMOUNT TO    OFFERING   AGGREGATE    AMOUNT OF
               TO BE          BE        PRICE     OFFERING    REGISTRATION
            REGISTERED    REGISTERED     PER        PRICE         FEE
                                        SHARE






           Common Stock    100,000     $27.625   $2,762,500     $952.59
             (no par)        shs.       <F1>       <F1>


          [FN]
          <F1>

               Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated upon the basis of the average of the high and low prices of the Registrant's Common Stock on July 26, 1996 as reported in the NYSE-Composite Transactions listing in the Wall Street Journal on July 29, 1996.
          [/FN]
          =================================================================

                                   EXPLANATORY NOTE

               DQE, Inc.'s earlier Registration Statement on Form S-8 (File No. 33-87974), filed with the Securities and Exchange Commission on December 29, 1994, and pertaining to the Duquesne Light Company Performance Incentive Program (now known as the Performance Incentive Program for DQE, Inc. and Subsidiaries) is incorporated herein by reference. This incorporation is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

               The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Company by Linda
          S. Ackerman, Esquire, Assistant General Counsel of the Company. Ms. Ackerman is paid a salary by the Company.

          ITEM 8.  EXHIBITS.

               The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

          EXHIBIT NO.    DESCRIPTION

            4.1            Articles of Incorporation of DQE,
                           Inc., as amended to date
                           (incorporated by reference to
                           Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5
                           to DQE's Annual Report on Form 10-K
                           for the fiscal year ended December
                           31, 1995.

            4.2 By-Laws of DQE, Inc., as amended to date (incorporated by reference to
                           Exhibit 3.6 to DQE's Annual Report on
                           Form 10-K for the fiscal year ended
                           December 31, 1995.

            4.3            Performance Incentive Program for
                           DQE, Inc. and Subsidiaries.

            5.1            Opinion of Linda S. Ackerman, Esquire
                           as to the legality of the securities
                           being registered.

            23.1           Consent of Deloitte & Touche LLP,
                           independent auditors.

            23.2           Consent of Linda S. Ackerman, Esquire
                           to the use of her opinion as an
                           exhibit to this Registration
                           Statement is included in her opinion
                           filed as Exhibit 5.1.

                                      SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on July 30, 1996.

                                   DQE, INC.


                                   By: /s/Wesley W. von Schack
                                      --------------------------------
                                      Wesley W. von Schack
                                      Chairman of the Board, President and
                                      Chief Executive Officer


                  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Gary L. Schwass and Diane S. Eismont and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

               SIGNATURE               TITLE                   DATE
               ---------               -----                   ----

          /s/Wesley W. von Schack      Chairman of          July 30, 1996
          -----------------------      the Board,
             Wesley W. von Schack      President,
                                       Chief Executive
                                       Officer and
                                       Director
                                       (Principal
                                       Executive
                                       Officer)


          /s/Gary L. Schwass           Executive Vice       July 30, 1996
          ------------------------     President and
             Gary L. Schwass           Treasurer
                                       (Principal
                                       Financial
                                       Officer)



          /s/Morgan K. O'Brien         Controller          July 30, 1996
          ------------------------
             Morgan K. O'Brien


          /s/David D. Marshall         Executive Vice       July 30, 1996
          ------------------------     President
             David D. Marshall         and Director


          /s/Daniel Berg               Director             July 30, 1996
          ------------------------
             Daniel Berg

               SIGNATURE               TITLE                   DATE
               ---------               -----                   ----

          /s/Doreen E. Boyce           Director             July 30, 1996
          ------------------------
             Doreen E. Boyce


          /s/Robert P. Bozzone         Director             July 30, 1996
          ------------------------
             Robert P. Bozzone


          /s/Sigo Falk                 Director             July 30, 1996
          -----------------------
             Sigo Falk


          /s/William H. Knoell         Director             July 30, 1996
          -----------------------
             William H. Knoell


          /s/Robert Mehrabian          Director             July 30, 1996
          -----------------------
             Robert Mehrabian


          /s/Thomas J. Murrin          Director             July 30, 1996
          -----------------------
             Thomas J. Murrin


          /s/Eric W. Springer          Director             July 30, 1996
          -----------------------
             Eric W. Springer

                                    EXHIBIT INDEX

                                                                SEQUENTIAL
          EXHIBIT NO.         DESCRIPTION                       PAGE NO.
          -----------         -----------                       ----------

          4.1                 Articles of Incorporation of DQE,
                              Inc., as amended to date
                              (incorporated by reference to
                              Exhibits 3.1, 3.2, 3.3, 3.4 and
                              3.5 to DQE's Annual Report on
                              Form 10-K for the fiscal year
                              ended December 31, 1995.

          4.2 By-Laws of DQE, Inc., as amended to date, (incorporated by reference to Exhibit 3.6 to DQE's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).

          4.3                 Performance Incentive Program for
                              DQE, Inc. and Subsidiaries.

          5.1                 Opinion of Linda S. Ackerman,
                              Esquire as to the legality of the
                              securities being registered.

          23.1                Consent of Deloitte & Touche LLP,
                              independent auditors.

          23.2                Consent of Linda S. Ackerman,
                              Esquire to the use of her opinion
                              as an exhibit to this
                              Registration Statement is
                              included in her opinion filed as
                              Exhibit 5.1.

                                                                EXHIBIT 4.3


                          PERFORMANCE INCENTIVE PROGRAM FOR
                              DQE, INC. AND SUBSIDIARIES

                                Formerly Known as the
                 Duquesne Light Company Performance Incentive Program


          Article I.  Purpose and Effective Date

                    The purpose of this Program is to provide a general framework and a flexible vehicle for the award of cash and/or equity-based grants to Participants in order to assist the Company and Subsidiaries in attracting, retaining and motivating key employees of high ability and experience and serve such other objectives in furtherance of the businesses of the Company and Subsidiaries as the Chief Executive Officer shall determine to be necessary or appropriate. The effective date of the Program is January 1, 1995 and the Program is intended to operate until terminated in accordance with Article VI.


          Article II.  Definitions

                    2.1 Award shall mean any grant to a Participant pursuant to a Compensation Arrangement.

                    2.2 Award Agreement shall mean a written agreement between the Company and a Participant or a written acknowledgment from the Company specifically setting forth the terms and conditions of an Award granted to a Participant under a Compensation Arrangement.

                    2.3 Chief Executive Officer shall mean the Chief Executive Officer of the Company.

                    2.4 Common Stock shall mean the Common Stock (no par value) of DQE.

                    2.5  Company shall mean DQE, Inc.

                    2.6 Compensation Arrangement shall mean an arrangement established by the Chief Executive Officer under Article V pursuant to which one or more Participants receives or is eligible to receive an Award.

                    2.7 Participant shall mean an employee of the Company or any Subsidiary who receives an Award under a Compensation Arrangement.

                    2.8 Program shall mean the Performance Incentive Program for DQE, Inc. and Subsidiaries, as the same may be amended from time to time.

                    2.9 Subsidiary shall mean any direct or indirect subsidiary of the Company.


          Article III.  Administration

                    This Program shall be administered by the Chief Executive Officer, who shall have the full power and authority and sole and absolute discretion to construe and interpret the Program, establish and amend Compensation Arrangements hereunder as described in Article V and take such other actions as he or she deems necessary or appropriate to further the purposes of the Program. The Chief Executive Officer may delegate all or any portion of his or her administrative responsibilities under the Program to one or more other officers or employees of the Company or Subsidiaries. All decisions, actions or interpretations of the Chief Executive Officer or his or her designees shall be final, binding and conclusive upon all persons. This Program shall not be construed as a legal contract or legally enforceable obligation of the Company or Subsidiaries, and no Participant or any other party shall have any legally enforceable rights hereunder or any right to dispute, appeal or have a hearing with respect to any determination of the Chief Executive Officer or his or her designees. The Chief Executive Officer and his or her designees shall not be liable for any action taken or determination made in good faith in the administration of this Program. The Chief Executive Officer and his or her designees shall be fully indemnified for, and held harmless against, any liability arising out of the administration of the Program.


          Article IV.  Shares

                    4.1 Number of Shares Issuable. The maximum number of shares of Common Stock available for Awards under the Program and the Compensation Arrangements established hereunder shall be 250,000 shares of Common Stock. The shares of Common Stock to be offered under the Program and the Compensation Arrangements established hereunder shall be authorized and unissued shares of Common Stock, issued shares of Common Stock which shall have been reacquired by the Company and held in its treasury or shares held by a Subsidiary.

                    4.2 Shares Subject to Terminated Awards. The Common Stock subject to any Awards which are forfeited or surrendered by the Participant without receiving any payment or other benefit with respect thereto may again be subject to new Awards under the Program and the Compensation Arrangements established hereunder.

          Article V.  Establishment of Compensation Arrangements

                    5.1 Chief Executive Officer Authority. The Chief Executive Officer shall have the sole and complete authority and discretion to (a) establish Compensation Arrangements pursuant to this Program, (b) determine the employees of the Company or Subsidiaries or classes of employees that are to receive or be eligible to receive Awards under each such Compensation Arrangement, (c) set the terms of and conditions applicable to each such Compensation Arrangement and the Awards granted thereunder, and (d) take all such other actions and make such other determinations consistent with this Program as may be necessary or appropriate to design, implement and administer such Compensation Arrangements. All such Compensation Arrangements shall be in writing and shall specify that they are intended to be established pursuant to this Program. If so stated in the Award Agreement, a single Award Agreement may constitute a separate Compensation Arrangement hereunder.

                    5.2 Terms of Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to a Compensation Arrangement shall be subject to the following:

                         (a)  All Awards shall be confirmed by an Award
               Agreement.

                         (b) Awards may be valued in whole or in part by reference to, or otherwise be based on, Common Stock.

                         (c) Any Common Stock subject to Awards may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Common Stock is issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

                         (d) The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a termination of employment prior to the exercise, realization or payment of such Award, whether such termination occurs because of retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.


          Article VI.    Amendment and Termination

                    The Chief Executive Officer shall have the sole and complete power, authority and discretion to amend or terminate this Program, any Compensation Arrangement and any Award thereunder at any time as from time to time as he or she deems necessary or appropriate.


          Article VII.  Miscellaneous

                    7.1 Taxes. Each Compensation Arrangement shall contain appropriate provisions for the withholding of all withholding or other taxes required by law to be withheld or paid by the Company or any Subsidiary with respect to any and all Awards.

                    7.2 No Right to Award; No Right to Employment. No employee or other person shall have any claim of right to be permitted to participate or be granted an Award under a Compensation Arrangement established hereunder. Neither the Program nor any Compensation Arrangement nor any taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Subsidiary.

                    7.3 Governing Law. The Program and the Compensation Arrangements and all determinations made and actions taken pursuant to the Program and the Compensation Arrangements shall be governed by the laws of the Commonwealth of Pennsylvania other than the conflict of laws provisions of such laws, and shall be construed in accordance therewith.

                    7.4 No Strict Construction. No rule of strict construction shall be implied against the Company, Subsidiaries, the Chief Executive Officer, the Administrator of any Compensation Arrangement or any other person in the interpretation of any of the terms of the Program, any Award granted under the Program or any rule or procedure established by the Chief Executive Officer or any such Administrator.

                    7.5 Captions. The captions (i.e., all Section and subsection headings) used in the Program are for convenience only, do not constitute a part of the Program, and shall not be deemed to limit, characterize or affect in any way any provisions of the Program, and all provisions of the Program shall be construed as if no captions had been used in the Program.

                    7.6 Severability. Whenever possible, each provision in the Program shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Program shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Program at shall remain in full force and effect.

                    7.7 Non-Uniform Determinations. Since it is the intent of this Program to reward extraordinary performance by the Participants, any determinations made by the Chief Executive Officer or his or her designee under this Program (including without limitation determinations of the persons eligible to receive Awards, the amount of such Awards, and the terms and provisions of such Awards) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under this Program, whether or not such persons are similarly situated.

                                      Execution

                    WITNESS the due execution hereof this 30th day of July, 1996.

                                        DQE, Inc.


                                        By: _______________________________

                                             Chief Executive Officer

                                                                Exhibit 5.1



                                    July 31, 1996

          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Judiciary Plaza
          Washington, DC  20549

          Ladies and Gentlemen:

                    I am the Assistant General Counsel of DQE, Inc., a Pennsylvania corporation ("DQE"), and in such capacity I have acted as counsel to DQE in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, covering 100,000 shares (the "Shares") of DQE's Common Stock, no par value, which may be issued pursuant to the Performance Incentive Program for DQE, Inc. and Subsidiaries, formerly known as the Duquesne Light Company Performance Incentive Program (the "Program").

                    In such capacity I have reviewed the Registration Statement and the Program, the corporate documents of Duquesne Light Company with respect to the establishment of the Program, the corporate proceedings of DQE with respect to the authorization and approval of, and certain amendments to, the Program and the proposed issuance of the Shares and such other documents and records as I have deemed necessary as a basis for my opinion set forth below.

                    Based on the foregoing, I am of the opinion that the Shares, when issued pursuant to the Program, will be validly issued, fully paid and nonassessable.

                    I hereby consent to the filing of this opinion as
          Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,



                                        Linda S. Ackerman

                                                               Exhibit 23.1


                            INDEPENDENT AUDITORS' CONSENT


          We consent to the incorporation by reference in this Registration Statement of DQE, Inc. on Form S-8 of our reports dated January 30, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of DQE, Inc. for the year ended December 31, 1995 and to the reference to us under Item 3 in the Prospectus which is part of DQE, Inc.'s Registration Statement on Form S-8 (File No. 33-87974), which is incorporated by reference in this Registration Statement.


          DELOITTE & TOUCHE LLP
          Pittsburgh, Pennsylvania
          July 30, 1996